Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Heather Beardsley	The Plunkett Group
+1 610-208-2278	Brad Edwards
hbeardsley@cartech.com	+1 914-582-4187
brad@theplunkettgroup.com

CHUCK McLANE JOINS CARPENTER TECHNOLOGY’S BOARD OF DIRECTORS

PHILADELPHIA, Pa. – October 15, 2020 – Carpenter Technology Corporation (NYSE: CRS) announced today that Charles “Chuck” D. McLane, Jr., former Executive Vice President and Chief Financial Officer, Alcoa Inc., has been appointed to the Company’s Board of Directors, effective immediately. Mr. McLane replaces Robert R. McMaster, who, as previously announced, retired from the Board at the 2020 Annual Meeting of Stockholders. Mr. McLane will serve on the Audit/Finance Committee and Strategy Committee of the Board of Directors.

From 2007 to his retirement in 2013, Mr. McLane served as Executive Vice President and Chief Financial Officer of Alcoa Inc., a global manufacturer of primary aluminum, fabricated aluminum, and alumina products as well as non-aluminum engineered products serving the aerospace, automotive, packaging, building and construction, commercial transportation, oil and gas, defense, consumer electronics, and industrial markets. Prior to being named Chief Financial Officer, Mr. McLane held financial leadership roles including Corporate Controller and Director – Investor Relations. Mr. McLane joined Alcoa Inc. in 2000 following Alcoa’s acquisition of Reynolds Metals Company where he held various accounting, finance and treasury management positions.

Mr. McLane currently serves as a Trustee on the Board of Virginia Commonwealth University School of Business Foundation and is a member of the Board of Directors of Verity Pregnancy and Medical Resource Center. From 2011 to 2019, Mr. McLane served as a member of the National Board of Directors of Girl Scouts USA including serving as Treasurer and Chair of the Finance Committee.

“We are excited to welcome Chuck to Carpenter Technology’s Board of Directors. With over 40 years of financial leadership experience and proven capabilities, most notably in leading Alcoa through the financial crisis of 2008 and 2009, Chuck will clearly be an asset to Carpenter Technology. He brings significant industry experience in large multinational materials manufacturing and deep financial acumen which will prove invaluable as we continue to execute against our long-term strategic vision and navigate near term challenges associated with the global COVID-19 pandemic” said Gregory A. Pratt, Chairman of the Board.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, industrial, medical, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. More information about Carpenter Technology can be found at www.carpentertechnology.com.